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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Valley Industries, Inc. and
 Z Leasing Company:

We consent to the incorporation by reference in the registration statement of JP Foodservice, Inc. on Form S-4 of our report dated June 17, 1996, with respect to the combined balance sheets of Valley Industries, Inc. and Subsidiaries and Z Leasing Company (A General Partnership) as of January 31, 1996, 1995 and 1994 and the related combined statements of earnings, stockholders' and partners' equity, and cash flows for each of the years in the three-year period ended January 31, 1996, which report appears in JP Foodservice's Current Report on Form 8-K dated June 28, 1996 and to the reference to our firm under the heading "Experts" in such registration statement of JP Foodservice, Inc.


KPMG Peat Marwick LLP


Baltimore, Maryland
July 31, 1997